UNITED NATURAL FOODS, #11076482
                          First Quarter 2007 Conference
                        November 21, 2006, 11:00 a.m. ET


Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the United Natural Foods' first quarter 2007 conference call. At this time all participant lines have been placed in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero and a conference coordinator will assist you. As a reminder, this conference is being recorded Tuesday, November 21, 2006.

                At this time I'd like to turn the presentation over to Julie Tu with the Financial Relations Board. Please go ahead, ma'am.

J. Tu Thank you and good morning, everyone. By now you should have all received a copy of this morning's press release. If anyone still needs a copy, please call Janet Jazmin in our New York office at 212-827-3777 and we'll send you a copy immediately following this morning's conference call.

                With us this today this morning from management are Michael Funk, President and Chief Executive Officer, and Mark Shamber, Chief Financial Officer. We'll begin with some opening comments from management and then we will open up the lines for questions.

                As a reminder, this call is also being webcast today and can be accessed on the internet at www.unfi.com. Before we begin, as usual we would like to remind everyone about the cautionary language regarding forward-looking statements contained in the press release. That same language applies to comments made on this morning's conference call.

                With that, I'd like to turn the call over to Michael Funk. Please go ahead, Michael.

M. Funk Thank you, Julie. Thank you and welcome to our first quarter conference call. Joining me on the call today is Mark Shamber, our Chief Financial Officer.

                Our first quarter sales were $646.4 million, a 12.3% increase over the first quarter a year ago. We were comping over a very strong quarter a year ago which had come in at 17.27% growth, giving us a two year comp growth of nearly 30%.


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UNITED NATURAL FOODS                                                      Page 1
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                Our sales by channel numbers continue to show the strength of all our channels. The independent channel grew at 12% and the supermarket channel continued to be very strong at 24%.
                Our supernatural channel grew at 9.5% and food service continued to show tremendous growth opportunities with a growth rate of nearly 60%.

                While the quarter came in at the lower end of our 11% to 15% guidance for the year, several factors should drive the numbers up as we go into the latter part of our fiscal '07.

                New store openings from Whole Foods Markets, our largest customer, estimated to be 18 to 20, will push our supernatural sales back up. Wild Oats announced closure of some 8 stores recently which will impact us negatively about $7 million in annual sales. However, recently four new Oats stores were opened in the quarter, mitigating this loss to a great extent.

                We're also pleased to announce the addition of Whole Foods Southern Pacific region which has been added as part of our 7 year supplier agreement recently signed with Whole Foods Markets.

                This business will transition to us next January as well as new business in the northern California and Pacific Northwest regions. The estimates on the new business is between $95 and $105 million on an annual basis and roughly $47 to $52 million in additional business for the remaining part of '07.

                As a percentage of our total business, supernaturals was 34.7%; supermarkets were 15.8%; independents were 45.1%; food service was 2.2%. Whole Foods' percentage of our total business was 25.5% and Wild Oats was 9.2%.

                Operations once again reported consistent performance. Fulfillment rates were 97.67% excluding manufacturer out-of-stocks and on-time deliveries were at 98.12%.

                Expenses for the quarter were 15.5% of sales, an improvement of 30 basis points from the year before even though fuel costs were 10 basis points higher this quarter than a year ago.

                Our Albert's Organics produce operation, located in our Greenwood, Indiana facility, continued to under-perform for the quarter, impacting our operating margins by 8 basis points. A decision was made November 1 to close down the Albert's Organics produce operation out of Indiana and transfer the sales to our Minneapolis facility. We will expect no further negative impact on the Indiana produce business. We continue to drive our long term initiatives to expand our operating margin.


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UNITED NATURAL FOODS                                                      Page 2
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                On our expansion of technology into our warehouses, we've
                finished one Pick to Light installation during the quarter and we anticipate another facility to have this technology installed roughly by February '07. Our plan is to have all facilities installed with new technology in the next 30 months which will help us greatly improve productivity and lower operating costs.

                We are committed to a new facility just north of Portland, Oregon that should be completed by late summer of 2007. When completed, this facility will handle business in the state of Oregon and outlying areas, relieving our Seattle facility which has been operating at over capacity for some time.

                In addition, we expect to have a site in Florida very soon which we are targeting for a fall 2007 opening. As previously announced, we are also planning a facility in Texas in the next 18 months as well.

                These new locations will reduce our transportation expenses by reducing the miles our fleet has to travel as well as open up new sales potential in those states.

                Our United Natural Brands division grew at a rate of 29% for the quarter even with very little new products being introduced. At approximately 3.5% of our business, our goal remains to build this division to 5% of total company revenues by the end of fiscal '08. We're looking at a number of small branded acquisition opportunities with emerging companies that will help us continue to drive the growth of our branded products division. We expect to conclude some of these during the next few quarters.

                Net income for the quarter was $12.4 million or $0.29 per share, over 20% above last year's $10.3 million or $0.24 a share.

                Our earnings per share guidance continues to be in the range of $1.25 to $1.30 per share for the year. We will revisit our top line and our earnings guidance after the transition of the Whole Foods Southern Pacific business in January.

                Our Select Nutrition division posted solid performance for Q1 and it completed the implementation of transferring shipments for Western customers to our Rockland, California warehouse during the quarter. When looking at this division a year ago when it posted a loss of $470,000, this has been a major accomplishment.

                Tom Dziki, who was the president of this division up until recently deserves the bulk of the recognition for the turnaround. We expect Select to continue to improve under the leadership Tom Grillea, our current president of the division.

                Now for some further details on our financial numbers, I'd like to turn the call over to Mark Shamber, our Chief Financial Officer. Mark?


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UNITED NATURAL FOODS                                                      Page 3
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M. Shamber      Thanks, Michael, and I'd like to extend a welcome and good morning to everyone who is listening in on the call and the webcast.

                For the first quarter of fiscal 2007, net sales were $646.4 million, an increase of $70.8 million over last year's first quarter of $575.6 million resulting in a comp growth rate for the quarter of 12.3%.

                As Michael mentioned, strong growth in our supermarket and food service channels contributed to this growth.

                The company reported net income of $12.4 million or $0.29 per diluted share for the first quarter of fiscal 2007, an improvement of $2.1 million or 20.4% over the first quarter of fiscal 2006 excluding special items of $10.3 million or $0.24 per diluted share.

                GAAP net income for the first quarter of fiscal 2007 was $7.7 million or $0.18 per diluted share.

                Gross margin for the quarter was 19.1% which is down 9 basis points from the previous quarter and 4 basis points from the first quarter of fiscal 2006 which were both at approximately 19.2%.

                The year-over-year gross margin decline was due primarily to low gross margin at our Albert's Organics location in Greenwood, Indiana.

                Operating expenses for the quarter were 15.5% of sales compared to 15.9% for the same period last year. Operating income was 3.6% for the quarter compared to 3.3% for the prior year excluding special items. This reflects a 30 basis point improvement over the prior year and is effectively consistent with the operating margin achieved in the fourth quarter of fiscal 2006.

                As Michael mentioned, our Select Nutrition Division continued to build on its momentum from the prior quarter and appears to be on its way towards achieving operating results consistent with our other divisions.

                During the quarter, our Albert's Organics Greenwood, Indiana facility continued to be dilutive, negatively impacting operating results by approximately 8 to 9 basis points. Based on the slower than anticipated improvement in results, we elected to close this facility and we began serving this market from Albert's Organics' Minneapolis, Minnesota facility effective October 31.

                We recorded share based compensation expense of $954,000 during the quarter, or 15 basis points compared to $1,514,000 or 26 basis points in the prior year excluding special items.


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UNITED NATURAL FOODS                                                      Page 4
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                Incremental costs of fuel for the quarter had a negative
                impact of 10 basis points on operating expenses over the prior year.

                Excluding the share based compensation expense and worse than anticipated dilution from our Albert's location in Greenwood, our operating income for the quarter would have been 3.82%, an improvement of approximately 12 basis points over the prior year.

                Our effective tax rate for the quarter ended October 28 was 39%. The increase in the rate for fiscal 2007 is due primarily to following FAS-123R share based compensation and the rules governing the recognition of incentive stock option expenses in the income statement as certain incentive stock option expenses are not deductible for tax purposes.

                At this time we believe our tax rate will remain at approximately 39% for fiscal 2007. However, our effective income tax rate will continue to be affected by the tax impact related to incentive stock options and the timing of tax benefits related to disqualifying dispositions and therefore may fluctuate from quarter-to-quarter.

                There were no special items in the first quarter of fiscal 2007 ended October 28 and in the first quarter of fiscal 2006, we had special items consisting of relocation and opening costs related to our Rockland, California and Greenwood, Indiana facilities and certain costs associated with the employment transition agreement with the company's former president and chief executive officer. These costs and the related GAAP to non-GAAP reconciliation are detailed in the press release that we issued this morning.

                Our inventory was at 48 days for the first quarter which was within our target range of 47 to 50 days and is an improvement of more than one day from the prior year. DSO for the first quarter was at 22 days, again favorable to our target of 25 to 27 days and a slight improvement over the prior year number.

                Capital expenditures for the first quarter were $4.8 million, well below our target spending of approximately 1.75% of revenues. We would expect that our capital expenditures will continue to rise during the remainder of the year as we begin to incur costs associated our planned new facilities in the Pacific Northwest, Florida and Texas.

                Our full year fiscal cap ex guidance remains at the $40 to $45 million level as previously announced.

                At $2.9 million, interest expense was higher on a year-over-year basis due to rising interest rates over the last year partially offset by lower debt levels during the quarter. Compared to the prior quarter, interest rate expense was effectively flat with an increase of $11,000 from the fourth quarter of fiscal 2006.


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UNITED NATURAL FOODS                                                      Page 5
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                The company's outstanding commitments under our amended and restated credit facility as of October 28, 2006 were approximately $129.5 million with available liquidity of $128.9 million including cash and cash equivalents.

                Our return on total capital was 19.5% and our return on equity was 12.7% both for the trailing 12 months. Both our return on total capital and our return on equity were negatively impacted due to share based compensation expense by 121 basis points and 73 basis points, respectively.

                At this time we'll turn the call back over to the moderator to facilitate questions.


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UNITED NATURAL FOODS                                                      Page 6